Exhibit 4.6

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AMENDING AGREEMENT TO

EMPLOYMENT AGREEMENT

Between:

URANIUM ENERGY CORP.

And:

HARRY ANTHONY

Uranium Energy Corp.
9801 Anderson Mill Road, Suite 230, Austin, Texas, 78750
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AMENDING AGREEMENT TO

EMPLOYMENT AGREEMENT

                    THIS AMENDING AGREEMENT TO EMPLOYMENT AGREEMENT is made and dated for reference effective as of the 1st day of July, 2006.

BETWEEN:

URANIUM ENERGY CORP., a company incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 9801 Anderson Mill Road, Suite 230, Austin, Texas, 78750

(the "Company");

OF THE FIRST PART

AND:

HARRY ANTHONY, businessperson, having an address for notice and delivery located at P.O. Box 1328, Kingsville, Texas, U.S.A., 78364

(the "Employee");

OF THE SECOND PART

(the Company and the Employee being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

                    WHEREAS:

A.                    In accordance with the terms and conditions of a certain underlying "Employment Agreement", dated for reference effective as at February 15, 2006, as entered into between the Parties hereto (the "Underlying Agreement"); a copy of which Underlying Agreement being attached hereto as Schedule "A" and forming a material part hereof; the Parties thereby formalized the appointment of the Employee as an employee of the Company together with the provision for certain related management and operational services to be provided by the Employee to the Company in accordance with the terms and conditions of the Underlying Agreement; and

B.                    As a consequence of the Employee's increasing role within the Company together with the Employee's previous determination, with the unanimous approval of the Board of Directors of the Company, to consent to and accept the further positions of Chief Operating Officer and a Director of the Company, while at the same continuing to provide to the Company various management and operational services which the Employee has heretofore provided to the Company within the scope of the Underlying Agreement, the Parties hereto have agreed to alter certain provisions to the Underlying Agreement in order to recognize the Employee's increased role within the Company, together with certain new rights and obligations of each of the Parties related thereto, in the manner as now set forth in this "Amending Agreement To Employment Agreement" (the "Agreement") in this instance;

                    NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, THE PARTIES HERETO COVENANT AND AGREE WITH EACH OTHER as follows:

Article 1
AMENDMENTS TO THE UNDERLYING AGREEMENT

1.1               Amendments to the Underlying Agreement. As a consequence of the Employee's increasing role within the Company together with the Employee's previous determination, with the unanimous approval of the Board of Directors of the Company, to consent to and accept the further positions of Chief Operating Officer and a Director of the Company, while at the same continuing to provide to the Company various management and operational services which the Employee has heretofore provided to the Company within the scope of the Underlying Agreement, the Parties hereto hereby acknowledge and agree that the following provisions of the Underlying Agreement are hereby deleted in their entirety with the following provisions being substituted in its their stead:

(a)     Article "2" of the Underlying Agreement is hereby deleted in its entirety with the following Article being substituted in its stead:

"Article 2
INITIAL TERM, RENEWAL AND TERMINATION

2.1               Effectiveness and Initial Term of the Agreement. The initial term of this Agreement (the "Initial Term") is for a period of two years commencing on July 1, 2006 (the "Effective Date"), however, is subject, at all times, to the Company's prior receipt, if required, of regulatory approval from each of the regulatory authorities to the terms and conditions of and the transactions contemplated by this Agreement.

2.2               Renewal by the Company after the Initial Term. Subject at all times to sections "2.3" and "2.4" hereinbelow, this Agreement shall renew automatically if not specifically terminated in accordance with the following provisions. The Company agrees to notify the Employee in writing at least 90 calendar days prior to the end of the Initial Term of its intent not to renew this Agreement (the "Company's Non-Renewal Notice"). Should the Company fail to provide a Company's Non-Renewal Notice this Agreement shall automatically renew on a three-month to three-month term renewal basis after the Initial Term until otherwise specifically renewed in writing by each of the Parties hereto for the next three-month term of renewal or, otherwise, terminated upon delivery by the Company of a corresponding and follow-up 90 calendar day Company's Non-Renewal Notice in connection with and within 90 calendar days prior to the end of any such three-month term renewal period. Any such renewal on a three-month basis shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties in advance.

2.3               Termination without cause by the Employee. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by the Employee at any time after the Effective Date and during the Initial Term and during the continuance of this Agreement upon the Employee's delivery to the Company of prior written notice of its intention to do so (the "Notice of Termination" herein) at least 30 calendar days prior to the effective date of any such termination (the end of such 30-day period from such Notice of Termination being the "Effective Termination Date" herein). In any such event the Employee's ongoing obligation to provide the General Services will continue only until the Effective Termination Date and the Company's ongoing obligation to provide and to pay to the Employee all of the amounts otherwise payable to the Employee under Article "3" hereinbelow will continue only until the Effective Termination Date.

2.4               Termination without cause by the Company. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by the Company at any time after the Effective Date and during the Initial Term and during the continuance of this Agreement upon the Company's delivery to the Employee of prior written notice of its intention to do so (the "Notice of Termination" herein) at least 30 calendar days prior to the effective date of any such termination (the end of such 30-day period from such Notice of Termination being the "Effective Termination Date" herein). In any such event the Employee's ongoing obligation to provide the General Services will immediately cease upon the date of the Notice of Termination, however, the Company shall continue to be obligated to provide and to pay to the Employee all of the amounts otherwise payable to the Employee under Article "3" hereinbelow until the end of the entire Initial Term under this Agreement; such ongoing compensation representing the Employee's clear and unequivocal severance for the early termination by the Company without cause of this Agreement prior to the completion of the Initial Term."; and

(b)     Article "3" of the Underlying Agreement is hereby deleted in its entirety with the following Article being substituted in its stead:

"Article 3
COMPENSATION OF THE EMPLOYEE

3.1               Fee. It is hereby acknowledged and agreed that the Employee shall render the General Services as defined hereinabove during the Initial Term and during the continuance of this Agreement and shall thus be compensated from the Effective Date of this Agreement to the termination of the same by way of the payment by the Company to the Employee, or to the further order or direction of the Employee as the Employee may determine, in the Employee's sole and absolute discretion, and advise the Company of prior to such payment, of the gross monthly fee of U.S. $10,000.00 (the "Fee"). All such Fees will be due and payable by the Company to the Employee, or to the further order or direction of the Employee as the Employee may determine, in the Employee's sole and absolute discretion, and advise the Company of prior to any such Fee payment, bi-monthly and on or about the fifteenth and thirtieth day of each month of the then monthly period of service during the continuance of this Agreement.

3.2               Increase in the Fee. It is hereby acknowledged that the proposed Fee payments under this Agreement were negotiated as between the Parties hereto in the context of the stage of development of the Company existing as at the Effective Date of this Agreement. Correspondingly, it is hereby acknowledged and agreed that the Fee shall be reviewed and renegotiated at the request of either Party on a reasonably consistent basis during the continuance of this Agreement and, in the event that the Parties cannot agree, then the Fee shall be increased on an annual basis by the greater of (i) 10% and (ii) the percentage which is the average percentage of all increases to management salaries and fees within the Company during the previous 12-month period. Any dispute respecting either the effectiveness or magnitude of the final Fee hereunder shall be determined by arbitration in accordance with Article "9" hereinbelow.

3.3               Bonus payments. It is hereby also acknowledged that the Board of Directors shall, in good faith, consider the payment of reasonable industry standard annual bonuses (each being a "Bonus") based upon the performance of the Company and upon the achievement by the Employee and/or the Company of reasonable management objectives to be reasonably established by the Board of Directors (after reviewing proposals with respect thereto defined by the Employee in the Employee's capacity as the Chief Operating Officer of the Company, and delivered to the Board of Directors by the Employee at least 30 calendar days before the beginning of the relevant year of the Company (or within 90 calendar days following the commencement of the Company's first calendar year commencing on the Effective Date)). These management objectives shall consist of both financial and subjective goals and shall be specified in writing by the Board of Directors, and a copy shall be given to the Employee prior to the commencement of the applicable year. The payment of any such Bonus shall be payable no later than within 120 calendar days of the ensuing year after any calendar year commencing on the Effective Date.

3.4               Reimbursement of Expenses. It is hereby acknowledged and agreed that the Employee shall also be reimbursed for all pre-approved, direct and reasonable expenses actually and properly incurred by the Employee for the benefit of the Company (collectively, the "Expenses"); and which Expenses, it is hereby acknowledged and agreed, shall be payable by the Company to the order, direction and account of the Employee as the Employee may designate in writing, from time to time, in the Employee's sole and absolute discretion, as soon as conveniently possible after the prior delivery by the Employee to the Company of written substantiation on account of each such reimbursable Expense.

3.5               Paid Vacation. It is hereby also acknowledged and agreed that, during the continuance of this Agreement, the Employee shall be entitled to four weeks paid vacation (collectively, the "Vacation") during each and every year during the continuance of this Agreement. In this regard it is further understood hereby that the Employee's entitlement to any such paid Vacation during any year (including the initial year) during the continuance of this Agreement will be subject, at all times, to the Employee's entitlement to only a pro rata portion of any such paid Vacation time during any year (including the initial year) and to the effective date upon which this Agreement is terminated prior to the end of any such year for any reason whatsoever.

3.6               Options. Subject to the following and the provisions of section "3.7" hereinbelow, and as soon as reasonably practicable after the Effective Date hereof, it is hereby acknowledged and agreed that the Employee will be granted, or will have already been granted, subject to the rules and policies of the Regulatory Authorities and applicable securities legislation, the terms and conditions of the Company's existing stock option plan (the "Option Plan") and the final determination of the Board of Directors, acting reasonably, an incentive stock option or options (each being an "Option") for the collective purchase of up to an aggregate of not less than 375,000 common shares of the Company (each an "Option Share"), at an exercise price of not more than U.S. $0.33 per Option Share and exercisable for a period of not less than 10 years from the date of grant; or such further number of Options to acquire an equivalent number of Option Shares of the Company as the Board of Directors may determine, in its sole and absolute discretion; and which Option or Options will be exercisable for such periods and at such exercise price or prices per Option Share as the Board of Directors may also determine, in its sole and absolute discretion, from time to time after the Effective Date hereof.

               It is hereby acknowledged that the initial Options granted under this Agreement were negotiated as between the Parties hereto in the context of the stage of development of the Company existing as at the Effective Date of this Agreement. Correspondingly, it is hereby acknowledged and agreed that the number of Options granted by the Company to the Employee hereunder shall be reviewed and renegotiated at the request of either Party on a reasonably consistent basis during the continuance of this Agreement and, in the event that the Parties cannot agree, then the number of Options shall be increased on an annual basis by the percentage which is the average percentage of all increases to senior management stock options within the Company during the previous 12-month period; and in each case on similar and reasonable exercise terms and conditions.

3.7               Options subject to the following provisions. In this regard, and subject also to the following, it is hereby acknowledged and agreed that the exercise of any such Options shall be subject, at all times, to such vesting and resale provisions as may then be contained in the Company's Option Plan and as may be finally determined by the Board of Directors, acting reasonably. Notwithstanding the foregoing, however, it is hereby also acknowledged and agreed that, in the event that this Agreement is terminated in accordance with either of sections "2.2", "2.3" or "2.4" herein, such portion of the within and remaining Options which shall have then not been exercised on the determined Effective Termination Date shall, notwithstanding the remaining exercise period of the Option(s), then be exercisable by the Employee for a period of 90 calendar days following such Effective Termination Date or otherwise. In this regard, and in accordance with the terms and conditions of each final form of Option agreement, the Parties hereby also acknowledge and agree that:

(a)     Registration of Option Shares under the Options: the Company shall file with the United States Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (the "Form S-8 Registration Statement") within 60 calendar days after the Effective Date hereof covering the issuance of all Option Shares of the Company underlying the then issued Options, and such Form S-8 Registration Statement shall comply with all requirements of the United States Securities Act of 1933, as amended (the "Securities Act"). In this regard the Company shall use its best efforts to ensure that the Form S-8 Registration Statement remains effective as long as such Options are outstanding;

(b)     Section 16 compliance: the Company shall ensure that all grants of Options are made to ensure compliance with all applicable provisions of the exemption afforded under Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, the Company shall have an independent committee of the Board of Directors of the Company approve each grant of Options to the Employee and, if required, by the applicable Regulatory Authorities and the shareholders of the Company. The Company shall file, on behalf of the Employee, all reports required to filed with the SEC pursuant to the requirements of Section 16(a) under the Exchange Act and applicable rules and regulations; and

(c)     Payment for any Option Shares: it is hereby further acknowledged and agreed that, during the continuance of this Agreement, the Employee shall be entitled to exercise any Option granted hereunder and pay for the same by way of the prior agreement of the Employee, in the Employee's sole and absolute discretion, and with the prior knowledge of the Company, to settle any indebtedness which may be due and owing by the Company under this Agreement in payment for the exercise price of any Option Shares acquired thereunder. In this regard, and subject to further discussion as between the Company and the Employee, together with the prior approval of the Board of Directors of the Company and the establishment by the Company of a new Option Plan predicated upon the same, it is envisioned that, when the Company is in a position to afford the same, the Company may adopt certain additional "cashless exercise" provisions respecting the granting and exercise of incentive stock options during the continuance of this Agreement.

3.8               Benefits. It is hereby acknowledged and agreed that, during the continuance of this Agreement, the Employee shall be entitled to participate fully in each of the Company's respective medical services plans and management and employee benefits program(s) (collectively, the "Benefits").".

1.2               Effect of the Underlying Agreement. Save as hereby amended in accordance with section "1.2" hereinabove, the Underlying Agreement remains in full force and effect as unamended.

Article 2
GENERAL PROVISIONS

2.1               Entire agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties hereto with respect to the subject matter of this Agreement.

2.2               Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties hereto and their respective heirs, executors, administrators and assigns.

2.3               Time of the essence. Time will be of the essence of this Agreement.

2.4               Representation and costs. It is hereby acknowledged by each of the Parties hereto that Lang Michener LLP, Lawyers - Patent & Trade Mark Agents, act solely for the Company, and, correspondingly, that the Employee has been required by each of Lang Michener LLP and the Company to obtain independent legal advice with respect to its review and execution of this Agreement. Each Party to this Agreement will also bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by Lang Michener LLP, shall be at the cost of the Company.

2.5               Applicable law. For all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the State of Nevada, U.S.A.

2.6               Further assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Agreement.

2.7               Severability and construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

2.8               Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the Effective Date as set forth on the front page of this Agreement.

                    IN WITNESS WHEREOF each of the Parties hereto have hereunto set their respective hands and seals in the presence of their duly authorized signatories effective as of the Effective Date as set forth in the front page of this Agreement.

The CORPORATE SEAL of URANIUM ENERGY CORP., the Company herein, was hereunto affixed in the presence of: ______________________________ Authorized Signatory	) ) ) ) ) ) )	(C/S)

SIGNED, SEALED and DELIVERED by
HARRY ANTHONY,
the Employee herein, in the presence of:

______________________________
Witness Signature

______________________________
Witness Address

______________________________
Witness Name and Occupation

	) ) ) ) ) ) ) ) ) ) ) )	______________________________ HARRY ANTHONY

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Schedule A

                    This is Schedule "A" to that certain Amending Agreement To Employment Agreement between Uranium Energy Corp. and Harry Anthony.

Underlying Agreement

Refer to the materials attached hereto.

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